Exhibit 10.03

Amendment Two to the Under Armour, Inc.
Deferred Compensation Plan

WHEREAS, the Company has established the Under Armour, Inc. Deferred Compensation Plan, originally effective June 1, 2007, and amended effective December 22, 2010 (the “Plan”);
WHEREAS, the Committee has authority under Article 11.2 of the Plan to amend the Plan;
WHEREAS, the Company desires to amend the Plan to clarify its provisions related to the initial enrollment of newly eligible Employees and the re-enrollment of formerly eligible Employees who again become eligible;
NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows effective January 1, 2017:

1.	Article 2 Section 2 Enrollment Requirements is deleted in its entirety and replaced with the following:
2.2 Enrollment Requirements. As a condition to participation in the Plan, each selected Employee shall complete, execute and return to the Administrator a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form within the enrollment period specified by the Administrator. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.	Article 2 Section 3 Commencement of Participation is deleted in its entirety and replaced with the following:
2.3 Commencement of Participation. Provided a selected Employee has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period in accordance with Section 2.2, that individual shall commence participation in the Plan on the first day of the Plan Year immediately following the Employee’s timely completion of all enrollment requirements (or as soon as administratively practicable thereafter as the Administrator may determine). The preceding notwithstanding, if the Compensation Committee exercises its discretion in accordance with Section 3.3(a) to allow a newly-eligible Employee (or an Employee who becomes eligible after having been ineligible for at least twenty-four (24) months) to make a deferral election within thirty (30) days after he or she first becomes (or again becomes) an eligible Employee, and that Employee has met all enrollment requirements set forth in the Plan and required by the Administrator, including executing and returning to the Administrator an Election Form and all other required documents, within such thirty (30) day period, that Employee shall commence (or recommence) participation in the Plan on the first day of the month immediately after the Employee’s timely completion of all enrollment requirements (or as soon as administratively practicable thereafter as the Administrator may determine). If that Employee fails to meet all such requirements within such thirty (30) day period, that Employee shall commence participation in the Plan on the first day of the Plan Year immediately following the Employee’s timely completion of all enrollment requirements (or as soon as administratively practicable thereafter as the Administrator may determine).

3.	Article 3 Section 3 (a), Paragraph three shall be amended by substituting “Compensation Committee” for “Administrator.”

Except as hereinabove amended and modified, the Plan shall remain in full force and effect.